For further information, contact:
➢ Kathleen A. Lally, Vice President – Investor Relations	Phone:	973-430-6565
➢ Greg McLaughlin, Sr. Investor Relations Analyst	Phone:	973-430-6568
➢ Yaeni Kim, Sr. Investor Relations Analyst	Phone:	973-430-6596

Public Service Enterprise Group Names Caroline Dorsa
as Executive Vice President and Chief Financial Officer

New executive has solid financial and business experience

(March 17, 2009 – Newark, NJ) - Public Service Enterprise Group announced today that Caroline Dorsa, a member of the Board of Directors, will become executive vice president and chief financial officer, effective April 9, 2009. In light of her new executive responsibilities at PSEG, she will not continue as a director of PSEG.

Dorsa will replace Thomas M. O’Flynn, who is leaving the company to pursue new challenges. He had been executive vice president and chief financial officer since 2001.

“Caroline Dorsa has extensive business and financial experience, and I am very pleased that she is joining PSEG as a member of its executive leadership team,” said Ralph Izzo, chairman, president and chief executive officer.

“In her six years as a director of PSEG, Caroline has acquired substantial knowledge about our company and the energy business,” Izzo said. “This considerable background will serve us well as she assumes her role as CFO.”

Dorsa has been senior vice president – global human health, strategy and integration at Merck & Co., Inc. since early 2008. Previously, she held positions of vice president and treasurer at Merck, and senior vice president and chief financial officer at both Avaya, Inc., and Gilead Sciences, Inc.

“Caroline is joining us as CFO at a time when, through the efforts of Tom O’Flynn and others, we are well-positioned to meet future challenges,” said Izzo. “Tom has been an integral part of what we have accomplished in recent years. We have achieved our earnings targets, strengthened our balance sheet, improved our credit outlook, eliminated our international risk and recently increased the dividend. We have a solid platform with Caroline to continue our relentless focus on operational excellence and financial discipline.”

Public Service Enterprise Group (PSEG) (NYSE:PEG) is a publicly traded diversified energy company with annual revenues of more than $13 billion, and three principal subsidiaries: PSEG Power, PSEG Energy Holdings, and Public Service Electric and Gas Company (PSE&G). PSEG Power, one of the largest independent power producers in the U.S. has three main subsidiaries: PSEG Fossil, PSEG Nuclear, and PSEG Energy Resources & Trade. PSEG Energy Holdings has two main unregulated energy-related businesses: PSEG Global and PSEG Resources. PSE&G, New Jersey’s oldest and largest regulated gas and electric delivery utility, serves nearly three-quarters of the state’s population.

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